UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 20, 2007

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32363	58-2332639
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 North Church Street
Spartanburg, South Carolina 29306

(Address of principal executive offices) (Zip Code)

(864) 342-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Advance America, Cash Advance Centers, Inc. (the “Company”) recommended, and on February 21, 2007, the disinterested members of the Board of Directors of the Company (the “Board”) approved, certain cash bonus arrangements for Kenneth E. Compton, the Company’s chief executive officer and a director, and John I. Hill, the Company’s chief financial officer.  Pursuant to these arrangements, each named executive will be entitled to receive a cash bonus for 2007 equal to a target percentage of that executive’s base salary, with a maximum bonus equal to 120% of the base salary for Mr. Compton and 100% of the base salary for Mr. Hill.  One half of the bonus will be based upon the Company’s overall performance, as measured by the Company’s fully diluted earnings per share for fiscal year 2007.  The remaining one half of the bonus will be based upon the executive’s individual performance, as measured by the factors the Committee may deem appropriate.  The overall target percentage may also be adjusted (reduced or increased) based upon the Company’s actual fully diluted earnings per share relative to certain specified targets.

Item 9.01.         Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

10.1	Description of Cash Bonus Arrangement for Named Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    February 26, 2007

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

By:	/s/ John I. Hill
John I. Hill
Executive Vice President and
Chief Financial Officer

Exhibit Number	Description

10.1	Description of Cash Bonus Arrangement for Named Executive Officers